SCHEDULE 14A
                               (RULE 14a-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                          SCHEDULE 14A INFORMATION

                 PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
                 SECURITIES EXCHANGE ACT OF 1934 (AMENDMENT NO. )

Filed by the registrant [X]

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Check the appropriate box:
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     Rule 14a-6(e)(2))
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                               BAB HOLDINGS,INC.
---------------------------------------------------------------------------
                (Name of Registrant as Specified in its Charter)


----------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

      (1)  Title of each class of securities to which transaction applies
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      [ ]  Check box if any part of the fee is offset as provided by Exchange
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           fee was paid previously.  Identify the previous filing by regista-
           tion statement number, or the Form or Schedule and the date of its filing.

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                               BAB Holdings, Inc.
                        8501 W. Higgins Road, Suite 320
                            Chicago, Illinois 60631
                                 (773) 380-6100


                                                     										March 25, 1998

Dear Shareholder:

     You are cordially invited to attend the Company's Annual Meeting of Shareholders to be held 10:00 a.m. on Tuesday, April 28, 1998, at the Rosemont Convention Center, 5555 N. River Road, Rosemont, Illinois.

     We look forward to greeting personally those of you who are able to be
present at the meeting.    However, whether or not you plan to attend, it is
important that your shares be represented. Accordingly, you are requested to sign and date the enclosed proxy and mail it in the envelope provided at your earliest convenience.

                                        Very truly yours,

                                        /s/ MICHAEL W. EVANS
                                        Michael W. Evans
                                        President and Chief Executive Officer


                               BAB HOLDINGS, INC.
                        8501 W. Higgins Road, Suite 320
                            Chicago, Illinois 60631
                                 (773) 380-6100

                           ___________________________

                     NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                           TO BE HELD APRIL 28, 1998
                           ___________________________


To the Shareholders of BAB Holdings, Inc.:

     The Annual Meeting of Shareholders of BAB Holdings, Inc. (the "Company") will be held on Tuesday, April 28, 1998 at 10:00 a.m., at the Rosemont Convention Center, 5555 N. River Road, Rosemont, Illinois, for the following purposes:

     (1) To elect five directors to serve for a one-year term expiring when their successors are elected and qualified at the annual meeting in 1999.

     (2) To act upon a proposal to ratify the appointment of Ernst & Young LLP as independent auditors of the Company for the fiscal year ending November 30, 1998.

     (3) To transact such other business as may properly come before the meeting or any adjournments hereof.

     The Board of Directors has fixed the close of business on March 19, 1998 as the record date for the determination of shareholders entitled to vote at the Annual Meeting and to receive notice thereof. The transfer books of the Company will not be closed.

     A PROXY STATEMENT AND FORM OF PROXY ARE ENCLOSED, SHAREHOLDERS ARE REQUESTED TO DATE, SIGN AND RETURN THE ENCLOSED PROXY TO WHICH NO POSTAGE NEEDS TO BE AFFIXED IF MAILED IN THE UNITED STATES. IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING IN PERSON. SHAREHOLDERS WHO ATTEND THE MEETING MAY REVOKE THEIR PROXIES AND VOTE IN PERSON IF THEY DESIRE.


                                        By the Order of the Board of Directors

                                        /s/ MICHAEL W. EVANS
March 25, 1998                          Michael W. Evans
                                        President and Chief Executive Officer


                             TABLE OF CONTENTS

GENERAL INFORMATION.........................................................

RECORD DATE AND VOTING......................................................

PRINCIPAL SHAREHOLDERS AND OWNERSHIP OF MANAGEMENT..........................

PROPOSAL 1 - ELECTION OF DIRECTORS..........................................

MANAGEMENT..................................................................

CERTAIN TRANSACTIONS........................................................

PROPOSAL 2 - RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS............

PROPOSALS FOR FISCAL 1998 ANNUAL MEETING....................................

APPENDIX A..................................................................

   MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
   AND RESULTS OF OPERATIONS................................................

   CONSOLIDATED FINANCIAL STATEMENTS........................................





                               BAB HOLDINGS, INC.
                        8501 W. Higgins Road, Suite 320
                            Chicago, Illinois  6063l
                                 (773) 380-6100

                            ________________________

                      NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                             TO BE HELD APRIL 28, 1998
                            _________________________

                               GENERAL INFORMATION

     This proxy statement is furnished to shareholders by the Board of Directors of BAB Holdings, Inc. (the "Company") for solicitation of proxies for use at the Annual Meeting of Shareholders on Tuesday, April 28, 1998, to be held at the Rosemont Convention Center, 5555 N. River Road, Rosemont, Illinois at 10:00 a.m., and at all adjournments thereof for the purposes set forth in the attached Notice of Annual Meeting of Shareholders. The purposes of the meeting and the matters to be acted upon are set forth in the accompanying Notice of Annual Meeting of Shareholders. The Board of Directors is not currently aware of any other matters which will come before the meeting.

     Shareholders may revoke proxies before exercise by submitting a subsequently dated proxy or by voting in person at the Annual Meeting. Unless a shareholder gives contrary instructions on the proxy card, proxies will be voted at the meeting (a) for the election of the nominees named herein and on the proxy card to the Board of Directors; (b) for the appointment of Ernst & Young LLP as independent auditors of the Company; and (c) in the discretion of the proxy holder as to other matters which may properly come before the meeting. This proxy statement and the enclosed proxy are being mailed to the shareholders of the Company on or about March 25, 1998.

     A copy of the Company's Summary Annual Report for the fiscal year ended November 30, 1997, is enclosed herewith but is not considered a part of the proxy solicitation material. Management's discussion of the financial condition of the Company as of November 30, 1997 and the audited consolidated financial statements of the Company appear in Appendix A to this Proxy Statement.

     The Company will make arrangements with brokerage houses and other custodians, nominees and fiduciaries to send proxies and proxy material to the beneficial owners of the shares and will reimburse them for their expenses in so doing. To ensure adequate representation of shares at the meeting, officers, agents and employees of the Company may communicate with shareholders, banks, brokerage houses and others by telephone, facsimile, or in person to request that proxies be furnished. All expenses incurred in connection with this solicitation will be borne by the Company.


                             RECORD DATE AND VOTING

     The Board of Directors has fixed March 19, 1998 as the record date for the determination of shareholders entitled to vote at the Annual Meeting. As of the close of business on the record date, there were outstanding 7,744,302 shares of Common Stock, no par value, which is the only outstanding class of voting stock in the Company. Each share is entitled to one vote on each proposal to be presented at the meeting. All matters being voted upon by the shareholders require a majority vote of the shares represented at the Annual Meeting either in person or by proxy, except for election of directors, which would be by plurality vote in the event of more nominees than positions (i.e., the five nominees receiving the highest number of votes would be elected).

     The presence at the Annual Meeting in person or by proxy of the holders of a majority of the outstanding shares of the Company's Common Stock entitled to vote constitutes a quorum for the transaction of business. Shares voted as abstentions and broker non-votes on any matter (or a "withheld authority" vote as to directors) will be counted as present and entitled to vote for purposes of determining a quorum and for purposes of calculating the vote with respect to such matter, but will not be deemed to have been voted in favor of such matter. "Broker non-votes" are shares held by brokers or nominees which are present in person or represented by proxy, but which are voted on a particular matter because instructions have not been received from the beneficial owner and the broker indicates that it does not have discretionary authority to vote the shares on that matter.

     The Board of Directors recommends a vote FOR election of each nominee for director named herein and FOR ratification of the appointment of Ernst & Young LLP as independent auditors. It is intended that proxies solicited by the Board of Directors will be voted FOR each nominee and FOR such other proposal unless otherwise directed by the shareholder submitting the proxy.


                PRINCIPAL SHAREHOLDERS AND OWNERSHIP OF MANAGEMENT

     The following table sets forth as of March 19, 1998 the record and beneficial ownership of Common Stock held by (i) each person who is known to the Company to be the beneficial owner of more than 5% of the Common Stock of the Company; (ii) each current director; (iii) each nominee for election as director; (iv) each Named Executive Officer (as defined herein) and (v) all executive officers and current directors of the Company as a group.
Securities reported as "beneficially owned" include those for which the named persons may exercise voting power or investment power, alone or with others. Voting power and investment power are not shared with others unless so stated. The number and percent of shares of Common Stock of the Company beneficially owned by each such person as of March 19, 1998 includes the number of shares which such person has the right to acquire within sixty (60) days after such date.


        Name                         Shares                 Percent
----------------------------       ----------               -------
Keyway Investments Limited          2,312,789 (1)             23.0
Europlan House, 19 Havelock
Douglas, Isle of Man

Aladdin International, Inc.         1,015,481                 13.1
3806 Abbott Ave. South
Minneapolis, MN 55410

Michael W. Evans                      750,208 (2)              9.6
8501 West Higgins Road
Chicago, Illinois 60631

Paul C. Stolzer                       671,625                  8.7
4112 Emporia Court
Naperville, IL 60564

E.P. Opportunity Fund, L.L.C.         539,651 (1)              6.5
33 West Monroe Street, 21st Floor
Chicago, IL 60603

Perkins Capital Management, Inc.      532,050                  6.9
730 East Lake Street
Wayzata, MN 55391

Michael K. Murtaugh                   514,967 (3)              6.6
8501 W. Higgins Road
Chicago, IL 60631

David L. Epstein                       22,000 (4)               *
9700 Higgins Road, Suite 630
Rosemont, IL 60018

Cynthia A. Vahlkamp                     4,000 (5)               *
1615 South Congress Avenue, Suite 200
Delray Beach, FL 33445

Robert B. Nagel                         2,000 (6)               *
516 Elder Drive
Winnetka, IL 60093

Tom J. Fletcher                            --                  --
8501 West Higgins Road
Chicago, IL 60631

All executive officers and
directors as a group (6 persons)   	1,293,175 (2)(3)(4)(5)(6)	16.4

___________________
*      Less than 1%.
(1) Represent shares that may be acquired pursuant to conversion of Series A Convertible Preferred Stock. See Appendix A- Management's Discussion and Analysis of Financial Condition.
(2) Includes 76,666 shares that may be acquired pursuant to a currently exercisable option.
(3) Includes 56,666 shares that my be acquired pursuant to a currently exercisable option and 3,026 shares held by 401(k) trust.
(4) Includes 5,500 share that may be acquired pursuant to currently exercisable options.
(5) Includes 4,000 share that may be acquired pursuant to a currently exercisable option.
(6) Includes 2,000 share that may be acquired pursuant to a currently exercisable option.



                                   PROPOSAL 1
                                ________________

                              ELECTION OF DIRECTORS

     The Bylaws of the Company provide that the number of directors shall be as fixed from time to time by resolution of the shareholders subject to increase by the Board of Directors. The current number of members of the Board of Directors is five (5). The directors elected at this Annual Meeting, and at annual meetings thereafter unless otherwise determined by the Board or the shareholders, will serve a one-year term expiring upon the election of their successors at the next annual meeting. The five persons designated by the Board of Directors as nominees for election as directors at the Annual Meeting are Michael W. Evans, Michael K. Murtaugh, David L. Epstein, Robert B. Nagel and Cynthia A. Vahlkamp. Each nominee is currently a member of the Board of Directors.

     In the event any nominee should be unavailable to stand for election at the time of the Annual Meeting, the proxies may be voted for a substitute nominee selected by the Board of Directors.

     See "MANAGEMENT" for biographical information concerning Messrs. Evans and Murtaugh, who are employees of the Company. The following biographical information is furnished with respect to each of the other nominees.

     David L. Epstein joined the Company as a director in September 1995.
Mr. Epstein has been a principal of the J. H. Chapman Group, Ltd., an international investment banking firm specializing in the food industry since September 1983. Prior to joining J. H. Chapman Group, Ltd., Mr. Epstein was vice president and regional executive of Chase Commercial Corporation, an affiliate of Chase Manhattan Bank, N. A., where he headed that company's expansion in the food industry.

     Cynthia A. Vahlkamp was first elected as a director in April 1996.
Since September, 1996, she has been vice president of category marketing at Sunbeam Corporation. Ms. Vahlkamp served as senior vice president of marketing for On-Line Services of CompuServe Incorporated from February 1996 to September 1996, as general manager of Pritikin Systems, Inc. from 1993 to 1995, and held various other management positions at the Quaker Oats Company, both domestically and internationally, from 1986 to 1993. Ms Vahlkamp is a member of the National Association of Corporate Directors, The American Marketing Association, The American Institute of Wine and Food, and The Chicago Arts and Business Council, serving on its Marketing Committee.

     Robert B. Nagel was first elected as a director in August 1997. Since October 1996, he has been the President and Chief Executive Officer of Newport Associates, Inc., a private consulting firm specializing in strategic consulting services to the food and food service industries, primarily in the areas of integration and management of acquired companies, marketing strategy, and shareholder value improvement. From 1995 until September 1996, he was the President of Peapod Delivery Services, a computer-based on-line grocery shopping and delivery company, From 1991 through 1995, he was a principal at
A. T. Kearney, Inc., a major international management consulting firm, providing services in the food service and consumer products industries.


                                MANAGEMENT

Directors, Executive Officers, and Key Management

     The following tables set forth certain information with respect to each of the directors and executive officers of the Company and certain other key management personnel.

Directors and Executive Officers    Age   Position(s) Held with Company
--------------------------------    ---   -----------------------------
     Michael W. Evans               41    President, Chief Executive
                                          Officer and Director

     Michael K. Murtaugh            53    Vice President, General
                                          Counsel and Director

     Tom J. Fletcher                39    Chief Operating Officer

     David L. Epstein               50    Director

     Cynthia A. Vahlkamp            43    Director

     Robert B. Nagel                60    Director

     Michael W. Evans has served as Chief Executive Officer and director of the Company since January 1993 and is responsible for all aspects of franchise development and marketing, as well as all corporate and franchise sales performance and operation programs. In February 1996, he was appointed President. From December 1986 to December 1993, he was the chief executive of Windy City Management Service, an Illinois joint venture that served as the general partner of three limited partnerships that owned and operated 19 TCBY, Inc. yogurt store franchises. Mr. Evans has over 11 years of experience in the food service industry.

     Michael K. Murtaugh joined the Company as a director in January 1993 and as Vice President and General Counsel in January 1994. Mr. Murtaugh is responsible for dealing directly with state franchise regulatory officials and for the negotiation and enforcement of franchise and area development agreements, and for negotiations of acquisition and other business arrangements. Before joining the Company in January 1994, Mr. Murtaugh was a partner with the law firm of Baker & McKenzie, where he practiced law from 1971 to 1993. He also currently serves as vice president and secretary of American Sports Enterprises, Inc., which owns controlling interest in the Kane County Cougars and the Nashville Sounds, minor league baseball teams. Mr. Murtaugh is sole shareholder of Bagel One, Inc., which owns and operates a Big Apple Bagels franchise store in suburban Chicago, Illinois.

     Tom J. Fletcher has been Chief Operating Officer since April 1997 and is responsible for both franchise and Company-owned operations as well as the development of new business via product development and sales through non-traditional methods of distribution. Prior to joining the Company, Mr. Fletcher spent 23 years with Baskin-Robbins Ice Cream in various positions. His most recent position was as Director of Retail Brands for Allied Domecq's Baskin-Robbins and Dunkin Donuts in Chicago, Illinois..

     The Board of Directors had three standing committees during the last fiscal year: the Compensation Committee, the Audit Committee and the Options Committee. The Compensation Committee has three members: Michael W. Evans, David L. Epstein and Robert B. Nagel, two of whom are non-employee directors. The function of the Compensation Committee is to set the compensation for the Executive Officers and to recommend the compensation to the Board of Directors for approval. The Audit Committee has four members: Michael K. Murtaugh, David L. Epstein, Robert B. Nagel, and Cynthia A. Vahlkamp, three of whom are non-employee directors. The function of the Audit Committee is to interact with the independent auditors of the Company and to recommend the appointment of the independent auditors to the Board of Directors. The Options Committee has three members: Michael W. Evans, David L. Epstein, and Cynthia A. Vahlkamp, two of whom are non-employee directors. The function of the Options Committee is to consider, determine and recommend to the Board of Directors the granting of options. Each of the standing committees met once during the fiscal year and all members were in attendance at the meetings.

     The Board of Directors met 8 times during the 1997 fiscal year. None of the directors attended fewer than 75% of the meeting of the Board of Directors.


Director Compensation

     Each non-employee director of the Company is paid a fee of $100 for each meeting attended, as well as reimbursement of reasonable expenses. In addition, the non-employee directors receive stock options pursuant to the 1995 outside Directors Stock Option Plan (the "Directors Plan").


1995 Outside Directors Stock Option Plan

     The Directors Plan provides for the issuance of up to 30,000 shares of the Company's Common Stock to non-employee members of the Board of Directors. The Directors Plan will terminate on September 19, 2005, unless sooner terminated by action of the Board.

     Only non-employee members of the Board of Directors of the Company (the "Board") are eligible to receive grants under the Directors Plan. The Directors Plan provides for a grant to each non-employee director of an option to purchase 2,000 shares upon initial election to the Board (an "Initial Option") and for an annual grant thereafter, upon re-election to the Board, of an option to purchase 1,000 shares (an "Annual Option"). Each Initial Option and each Annual Option is immediately exercisable for a period of 10 years from the date of grant at an exercise price per share equal to the fair market value of the Common Stock as of the date of grant. Each Annual Option terminates three months after the termination of the optionee as a director of the Company for any reason except a "change in control," in which case the Option terminates after six months. An Initial Option remains exercisable, notwithstanding the termination of the directorship of the optionee, unless such termination is a result of death or a "change in control," in which case the Initial Option terminates after six months. Directors may choose to waive such option grants, in their discretion. All options granted under the Directors Plan are "nonqualified" options, which do not meet the requirements of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code").

     The Directors Plan is administered by the President and Chief Financial Officer, but the administrators have no authority to select recipients, select the date of grant of options, the number of option shares, or the exercise price, or to otherwise prescribe the particular form or conditions of any option granted. During the fiscal year ended November 30, 1997, Initial Options were granted to Robert B. Nagel upon election to the Board in August 1997, and Annual Options were granted to David Epstein and Cynthia Vahlkamp upon re-election to the Board at the annual meeting of shareholders in April 1997. The exercise price of Mr. Nagel's Initial Option is $2.31 per share. The exercise price of all of the Annual Options granted is $2.75 per share.


Executive Compensation

     The following table sets forth the cash compensation paid to executive officers who received annual salary and bonus compensation of more than $100,000 during fiscal years 1997, 1996 and 1995. The Company has no employment agreements with any of its executive officers.

                  SUMMARY COMPENSATION TABLE

                                  Annual Compensation
                             ----------------------------
                     Fiscal
                       Year                  Other Annual
Name and Principal    Ended  Salary   Bonus  Compensation
     Position         11/30    ($)     ($)        ($)
=========================================================
Michael W. Evans,      1997  165,000     --        --
 President and CEO     1996  128,000  5,000        --
                       1995   87,615     --        --

Michael K. Murtaugh    1997  125,000     --        --
 Vice President and    1996   92,917     --        --
 General Counsel       1995   67,083  5,000        --

                 (wide table continued from above)

                                   Long-Term Compensation
                             --------------------------------
                                  Awards              Payouts
                             ---------------------    -------
                      Fiscal Restricted Securities
                        Year    Stock   Underlying     LTIP     All Other
Name and Principal     Ended   Awards    Options/     Payouts  Compensation
     Position          11/30     ($)     SARS (#)       ($)        ($)
===========================================================================
Michael W. Evans,      1997      --           --        --         --
 President and CEO     1996      --      115,000        --         --
                       1995      --           --        --         --

Michael K. Murtaugh,   1997      --           --        --         --
 Vice President and    1996      --       85,000        --         --
 General Counsel       1995      --           --        --         --


              OPTION/SAR GRANTS IN LAST FISCAL YEAR

The Company did not grant any options or stock appreciation rights to executive officers during fiscal 1997.


      AGGREGATED OPTIONS/SAR EXERCISES IN LAST FY-END OPTION/SAR VALUES

                                             Number of        Value of
                                            unexercised     unexercised in-
                                            options/SAR    the-money options
                       Shares     Value     at FY-end       /SAR at FY-end
Name and Principal  Acquired on  Received (#)exercisable    ($)exercisable
     Position       Exercise(#)    ($)     /unexercisable   /unexercisable
============================================================================
Michael W. Evans,     --           --     76,666 / 115,000         --
 President and CEO

Michael K. Murtaugh,  --           --     56,666 / 85,000          --
 Vice President and
 General Counsel


Section 16(a) Beneficial Ownership Reporting Compliance

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's executive officers and directors, and persons who beneficially own more than ten percent of the Company's Common Stock, to file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission (the "SEC"). Executive officers, directors and greater than ten percent beneficial owners are required by the SEC to furnish the Company with copies of all Section 16(a) forms they file.

     Based upon a review of the copies of such forms furnished to the Company, the Company believes that all Section 16(a) filing requirements applicable to its executive officers, directors and greater than ten percent beneficial owners were met during the fiscal year ended November 30, 1997.


Indemnification of Directors and Officers

     The Company's Article of Incorporation limit personal liability for breach of fiduciary duty by its directors to the fullest extent permitted by the Illinois Business Corporation Act (the "Illinois Act"). Such Articles eliminate the personal liability of directors to the Company and its shareholders for damages occasioned by breach of fiduciary duty, except for liability based on breach of the director's duty of loyalty to the Company, liability for acts omissions not made in good faith, liability for acts or omissions involving intentional misconduct, liability based on payments or improper dividends, liability based on violation of state securities laws, and liability for acts occurring prior to the date such provision was added. Any amendment to or repeal of such provisions in the Company's Articles of Incorporation shall not adversely affect any right or protection of a director of the Company for with respect to any acts or omissions of such director occurring prior to such amendment or repeal.

     In addition to the Illinois Act, the Company's Bylaws provide that officers and directors of the Company have the right to indemnification from the Company for liability arising out of certain actions to the fullest extent permissible by law. Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers or persons controlling the Company pursuant to such indemnification provisions, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.


                             CERTAIN TRANSACTIONS

     The following information relates to certain relationships and transactions between Company and related parties, including officers and directors of the Company. It is the Company's policy that it will not enter into any transactions with officers, directors or beneficial owners of more than 5% of the Company's Common Stock, or any entity controlled by or under common control with any such person, on terms less favorable to the Company than could be obtained from unaffiliated third parties and all such transactions require the consent of the majority of disinterested members of the Board of Directors.

     In addition, the Company has agreed with certain state regulatory authorities that so long as the Company's securities are registered in such states, the Company will not make loans to its officers, directors, employees, or principal shareholders, except for loans made in the ordinary course of business, such as travel advances, expense account advances, relocation advances, or reasonable salary advances.

     Management believes that the following transactions were effected on terms no less favorable to the Company that those that could have been realized in arm's length transactions with unaffiliated parties.


Executive Officers and Directors

     Michael K. Murtaugh, the Company's Vice President and General Counsel, is sole shareholder of Bagel One, Inc., which owns and operates a Big Apple Bagels franchise store near Chicago, Illinois. All transactions between the Company and this franchisee are similar to those with other franchisees. This store is operated by a full-time store manager.

     David L. Epstein, who is currently a member of the Board of Directors of the Company, is a principal of J.H. Chapman Group, Ltd. ("Chapman"), who assists the Company from time to time in the identification and negotiation of potential acquisitions. In February 1997, Chapman assisted the Company in negotiating and obtaining a franchisee financing program administered by Franchise Mortgage Acceptance Company LLC ("FMAC"). Pursuant to the terms of the arrangement between Chapman and the Company, Chapman will receive a fee for its services in connection with this assistance in the amount of 1% of loans obtained by franchisees from FMAC, to a total maximum not to exceed $200,000. During fiscal 1997, approximately $438,000 was advanced to franchisees from FMAC; 1% of this amount, or approximately $4,380 will be paid to Chapman during fiscal 1998.


Principal Shareholders

     On February 16, 1996 in connection with his resignation as president of the Company, Paul C. Stolzer entered into a three year consulting agreement with the Company whereby in exchange for his services, Mr. Stolzer receives a fee of $65,000 per annum payable monthly, subject to 5% annual increases.


                                 PROPOSAL 2
                             __________________

                        RATIFICATION OF APPOINTMENT
                          OF INDEPENDENT AUDITORS

     The Board of Directors has appointed Ernst & Young LLP, independent auditors, to audit the financial statements of the Company for the fiscal year ending November 30, 1998. If the shareholders fail to ratify such appointment, the Board of Directors will select another firm to perform the required audit function. A representative of Ernst & Young LLP is expected to be present at the shareholders meeting with the opportunity to make a statement if such representative desires to do so and is expected to be available to respond to appropriate questions.


                  PROPOSALS FOR FISCAL 1998 ANNUAL MEETING

     It is currently anticipated that the next meeting, for the fiscal year ending November 30, 1998 (the "1998 Annual Meeting"), will be held mid-April 1999. Shareholders who intend to submit proposals for inclusion in the 1998 Proxy Statement and Proxy for shareholder action at the 1998 Annual Meeting must do so by sending the proposal and supporting statements, if any, to the Company at its corporate offices no later than December 1, 1998.

                                    By the Order of the Board of Directors

                                    /s/ MICHAEL K. MURTAUGH
                                    Michael K. Murtaugh
                                    Vice President and General Counsel

Dated:  March 25, 1998
Chicago, Illinois



A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-KSB WILL BE SENT WITHOUT CHARGE TO ANY SHAREHOLDER REQUESTING THE ANNUAL REPORT IN WRITING FROM: BAB HOLDINGS, INC., ATTENTION: INVESTOR RELATIONS, 8501 WEST HIGGINS ROAD, SUITE 320, CHICAGO, IL 60631.



                                 APPENDIX A
                             __________________

             MANAGEMENT'S DISCUSSION OF AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS


The selected financial data contained herein have been derived from the financial statements of the Company included elsewhere in this Report on Form 10-KSB. The data should be read in conjunction with the consolidated financial statements and notes thereto.

Certain statements contained in Management's Discussion and Analysis of Financial Condition and Results of Operations, including statements regarding the development of the Company's business, the markets for the Company's products, anticipated capital expenditures, and the effects of completed and proposed acquisitions, and other statements contained herein regarding matters that are not historical facts, are forward-looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995). Because such statements include risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements, which reflect management's analysis only as of the date hereof. Such statements should be read in light of the Risk Factors enumerated herein as well as the other information contained in this Report and other documents filed by the Company with the Commission pursuant to the Securities Act of 1933 and the Securities Exchange Act of 1934. The Company undertakes no obligation to publicly release the results of any revision to these forward-looking statements which may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.


GENERAL

Since its inception in November 1992, the Company has grown to 28 Company-owned (excluding 6 units identified by management for closing during the first quarter of 1998) and 229 franchised and licensed units at the end of fiscal 1997 from 15 Company-owned and 134 franchised and licensed units at the end of fiscal 1996. System-wide revenues in fiscal 1997 exceeded $62.3 million compared to $33.3 million in the year ago period. Further, the units added in the acquisition of MFM, contributed approximately $12 million to system-wide sales in the last six months of fiscal
1997. This rapid expansion in operations significantly affects the comparability of results of operations of the Company in several ways, particularly in the significant increase in Company-owned store revenues and related expenses.

The Company's revenues are derived primarily from the operation of Company-owned stores, initial franchise fees and ongoing royalties paid to the Company by its franchisees. Additionally, the Company has significantly increased revenue derived from the sale of licensed products as a result of purchasing trademarks (My Favorite Muffin and Brewster's) and licensing contracts (licenses with Host Marriott), and by directly entering into licensing agreements (Choice Picks Food Courts, Oberweis Dairy and Mrs. Fields Cookies). Additionally, the Company has generated other revenue through the sale of store units to franchisees of the Company. The significant increase in overall revenues (up 124% in fiscal 1997 over fiscal 1996 and up 597% over fiscal
1995) has reduced the dependence on the initial franchise fee as a source of income.

On May 13, 1997, the Company completed the acquisition of MFM. This acquisition added to the Company's existing product offering a premium muffin product and additional points of distribution for its branded bagel and coffee products. It is expected that the introduction of MFM muffin products will enhance the revenue potential of existing bagel stores and result in operating leverage as corporate overhead is spread over additional units (62 franchise and 7 Company-operated units at November 30, 1997.) The Company has reduced the number of MFM employees, subleased the office space which was formerly the MFM headquarters in New Jersey, and has completed the integration of MFM operations into its Chicago, Illinois headquarters. Since the process of integration of MFM products into the Company's existing units does not entail any significant increase in administrative overhead (the Company already has sufficient infrastructure in place to oversee franchisee and Company stores operations) it is expected that the Company will experience improved profitability in fiscal 1998 due to increased retail sales and royalty revenues attributable to these products.

Rapid growth in Company-owned units occurred throughout fiscal 1996 and 1997 --- 13 units were added in fiscal 1996 and over 15 units were added in fiscal 1997 by both development and acquisition. Management believes the Company did not realize the full potential of expected margins from Company-owned store operations during this period. New store operations suffer from low revenues in the early start-up stages of operations and inefficiencies due to continuing training activities of store-level personnel. Similarly, as stores that are opened in the early stages of entering into a specific geographic market, the efficiencies of advertising, promotion and area management are not reached and cause an additional drain on store-level economics until a critical mass of stores is established in that geographic market. Start-up costs related to expenditures incurred prior to opening individual units, which are amortized over the first year of operation of a store, also reduce operating profitability during the early stages of store operations. Stores added which were acquired and converted to Company-owned units, while not generally affected by low early stage revenues, also exhibit inefficiencies in early operations due to initial staff and management turnover and related training issues resulting in higher than normal costs.

During the fourth quarter of fiscal 1997, management identified certain under-performing stores which were operating at a loss and which, based on the estimated future cash flows, were considered to be impaired. Four of the seven stores which were considered to be impaired were located in the Southern California market. In accordance with the Financial Accounting Standards Board Standard No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of" and the Emerging Issues Task Force Issue No. 94-3, "Liability Recognition of Costs to Exit an Activity", management recorded a provision for impairment of assets and store closures which totaled approximately $1,837,000. Approximately $1,333,000 represents a non-cash write-down of property, plant and equipment and goodwill associated with these units and the remainder represents a reserve for store closure costs. One store was closed during fiscal 1997 and the remaining units were closed during the first quarter of 1998. Management anticipates that the store closings will not only improve cash flow from remaining Company-store operations but will also improve the profitability of operations overall. The 6 stores identified as impaired as of November 30, 1997, but which were not closed until fiscal 1998, are not included as units in operation as the fair value of the assets has been reclassified as "Assets Held for Sale" in the November 30, 1997 audited financial statements included herein.

In September 1996, the Company signed an agreement to purchase the operations of Chesapeake, an operator and franchisor of approximately nine company-owned and 134 franchise Chesapeake Bagel Bakery specialty bagel retail stores. This acquisition was not completed due to the Company's inability to secure financing on acceptable terms. As a result of the failure to complete this acquisition, the Company recorded a write-off of approximately $651,000 in the fourth quarter of fiscal 1996, consisting primarily of accounting, legal, printing, placement agent expenses and filing fees associated with the acquisition and a placement of common stock which, if completed, would have provided the required financing. Management believes that while the uncompleted acquisition of Chesapeake diverted management and operational attention during the second half of 1996, the Company's existing operations and strategic acquisitions made in 1997, including the MFM acquisition noted above, have the potential to replace the strategic advantage the Company believed would have been obtained with Chesapeake acquisition.

With the increase in both franchise, licensed and Company-owned operations and with the acquisition of MFM, the Company has experienced increases in payroll, occupancy and overhead costs in the corporate offices. At November 30, 1997, the Company had 54 employees at the corporate level who oversee operations of the franchise, licensed and Company-owned store operations, up from 21 at the end of 1995, and 33 at the end of fiscal 1996. While these costs have increased, they have decreased as a percentage of total revenues, and management expects that these costs will further decline as a percentage of revenue as additional franchise and Company-owned units are added. Additionally, as the Company approximately doubled the space at the corporate headquarters in late 1996 through subletting an office suite adjacent to the Company's existing offices, it is anticipated that the Company will not require additional office facilities in fiscal 1998. The Company believes it is in a position to leverage selling, general and administrative expenses against increased revenues anticipated in fiscal 1998.


RESULTS OF OPERATIONS

The following table sets forth, for the fiscal years 1997 and 1996, revenue by type and as a percentage of total revenue during the year, along with the change from 1996 (in thousands):

                                       Year ended November 30,
                              -----------------------------------------
                                   1997           1996       Inc.(Dec.)
                              --------------  -------------  ----------
   Selected Revenue Data:
   Company-owned stores.....   $9,846  69.5%  $3,484  55.1%    $6,362
   Royalty fees from
     franchise stores.......    2,367  16.7%   1,403  22.2%       964
   Franchise and area
     development fees.......    1,005   7.1%   1,024  16.2%       (19)
   Licensing fees and
     other income...........      948   6.7%     413   6.5%       535
                              ------- ------  ------ ------    ------
   Total                      $14,166 100.0%  $6,324 100.0%    $7,842
                              ======= ======  ====== ======    ======


FISCAL YEAR 1997 COMPARED TO FISCAL YEAR 1996

Total revenues increased 124% to $14,166,000 in 1997 from $6,324,000 the prior year. This increase was driven primarily by the increase in Company-owned store revenues which accounts for 69.5% of total revenue in 1997 up from 55.1% in the prior year. The Company added 13 Company-owned units during the year bringing the total to 28 in operation at November 30, 1997, exclusive of those units identified as impaired. Royalty fees from franchise stores increased to $2,367,000 in 1997 from $1,403,000 principally due to the addition of the 60 MFM franchised units in May 1997. Franchise and area development fee revenue remained relatively flat from the year-ago period and is attributed to legal and geographical restrictions in selling franchise agreements during the last half of fiscal 1996 while the Company was involved in the acquisition of Chesapeake. For over six months the Company was unable to complete franchise sales in certain key markets while updating franchise offering circulars and attempting to minimize territorial disputes with existing Chesapeake area developers. Finally, licensing fees and other income more than doubled in fiscal 1997 from the previous year as the Company continued to develop various nontraditional channels of distribution, including commissions received on the sale of Brewster's Coffee to its franchisees and licensees, fees paid by Host Marriott licensed units based on retail sales, and commissions received from a third party commercial baker on sales of par-baked Big Apple Bagels to all licensed units.

Food, beverage and paper costs incurred at the Company-owned stores rose by 170.9% from the prior year compared to a 182.6% increase in sales principally due to the greater number of units in operation during the current fiscal year (34 units, including those identified as impaired, at November 30, 1997 versus 15 at November 30, 1996.) However, store payroll and other operating expenses increased by over 234.2%. The Company is aggressively working to improve store level profitability and accordingly, in the fourth quarter, determined that it was necessary to close stores that were generating negative cash flow and which, in management's opinion, would not reach acceptable levels of profitability within the foreseeable future. One such store was closed in the fourth quarter of 1997 and the remaining six stores were closed in fiscal 1998. Management is currently in the process of selling equipment to franchisees and attempting to sublease or otherwise eliminate its commitment under these facility leases. Additionally, on November 30, 1997, the Company sold two Company-owned units to an existing franchisee in the Milwaukee, Wisconsin market. Subsequent to year end, the Company sold one unit to a franchisee in the Lincoln, Nebraska market and the other Company-owned store in that geographic market was closed in 1998. Strategic decisions to close or sell certain units have substantially been completed during the first quarter of 1998; accordingly, management anticipates that Company-owned store revenues should contribute more significantly to profitability throughout fiscal 1998. Finally, as of February
28, 1998, over 75% of the remaining Company-owned units have now been opened for greater than one year which is expected to lessen certain expenses related to employee training and related start-up inefficiencies.

As identified above, the decision to close under-performing stores resulted in the recognition of a fourth quarter 1997 charge of approximately $1,837,000, or $0.24 per share for the fourth quarter ($0.25 per share for the fiscal year). Approximately 73% of this charge to net income, or $1,333,000, represents a non-cash write-down of property, plant and equipment and associated goodwill to fair market value. The remainder represents a reserve established to accrue for future noncancelable lease obligations plus the costs to close the stores. See Note 11 to the audited financial statements included herein.

Selling, general and administrative expenses increased by $3,248,000 to $6,566,000 but continue to decrease as a percentage of overall revenues. The increasing base of Company-owned and franchised stores has resulted in a favorable trend with respect to overhead costs --- fiscal year 1997 costs represented 46.4% of revenues, fiscal year 1996 costs represented 52.5% of revenues and fiscal year 1995 costs represented 97.4% of revenues. Payroll-related expenses increased by $721,000. Depreciation and amortization increased by 293% due to the significant increase in Company-owned store depreciation and amortization and the amortization of intangible assets acquired including goodwill, franchise contract and other contract rights, non-competition agreements, and trademarks acquired in the Company's various acquisitions. Other selling, general and administrative expenses increased 136.7% due to the increase in office space at the corporate headquarters as well as insurance and other expenses associated with the support of the increased corporate headcount. Excluding depreciation and amortization, fiscal 1997 selling, general and administrative expenses were less than 35.8% of total revenues compared to 46.4% in the year ago period as the Company continues to experience operating leverage from its increasing revenue base.

Loss from operations was $3,406,000 in fiscal 1997 versus $621,000 in fiscal 1996. Interest income decreased to $75,000 in fiscal 1997 from $317,000 in the prior year due to the lower average cash and cash equivalent balances on hand throughout the current year. In 1996, the Company had just received the proceeds from its initial public offering and invested the proceeds in interest bearing securities generating significant interest income. Interest expense was $75,000 during 1997 versus $4,000 in 1996 as a result of the Company's borrowing on the Company's credit facility.

The net loss totaled $3,402,000 in fiscal 1997 versus a net loss of $321,000 for fiscal 1996. During fiscal 1997, the Company issued 87,710 shares of convertible preferred stock (the Preferred Stock) and recorded preferred dividends associated with this security of over $648,000 resulting in a net loss attributable to common shareholders of $4,050,000 for the fiscal year. Approximately $387,000 of the preferred dividend is attributable to the 15% discount available to holders of the Preferred Stock in acquiring Common Stock upon ultimate conversion. Such discounts result in dividends under generally accepted accounting principles and no additional preferred dividends will accumulate related to this conversion
discount.   The Company was additionally obligated to issue
warrants to purchase two shares of Common Stock for each share of Preferred Stock on August 1, 1997. The value of these two-year warrants was additionally recorded as a preferred stock dividend accumulated of $138,000. As fully recognized in August 1997, no additional preferred dividends will accumulate related to either the conversion discount or the warrants. See Note 9 of the audited financial statements included herein.

Net loss per share for fiscal 1997 was $0.55 per share ($0.53 diluted loss per share) versus net loss per share for fiscal 1996 of $0.04 per share ($0.04 diluted loss per share.)

On a pro forma basis, had the acquisitions of MFM, JBI, Strathmore, BUI and Danville occurred at the beginning of fiscal 1996, revenues for fiscal 1997 would have been $15,421,000 representing a 29% increase from $11,985,000 in fiscal 1996, attributable primarily to the increase in franchised and Company-owned units acquired in MFM. Net loss on a pro forma basis for 1997 and 1996 would have been $3,500,000 and $616,000, respectively. This increase is related to the write-off of long-lived assets recorded in fiscal 1997 and other factors noted above, as well as inefficiencies in selling, general and administrative expenses implicit in comparing on a pro forma basis costs incurred by entities acquired prior to the acquisitions by the Company. Pro forma net loss per share would have been approximately $0.54 and $0.08 for the fiscal years ended November 1997 and 1996, respectively.


LIQUIDITY AND CAPITAL RESOURCES

During the year ended November 30, 1997, cash used for operating activities was $1,220,000 compared to $69,000 provided from operating activities in the prior fiscal year. Cash used in operating activities in fiscal 1997 is attributable to an overall increase in accounts receivables, inventories, and prepaids due to the increased number of Company-owned and franchised stores in operation. Additionally, notes receivable obtained in the sale of Company-owned stores and in exchange for a master franchise agreement contributed to the overall use of cash in operating activities.

Cash used for investing activities during 1997 totaled $3,814,000 which consisted primarily of $3,795,000 used for the purchase of property, plant and equipment associated with the acquisition and development of 20 Company-owned units. During fiscal 1996, cash used for investing activities of $6,422,000 of which $2,512,000 was used in the purchase of property, plant and equipment primarily for new Company-owned store construction during the year. Business acquisitions during the year required $2,474,000 in cash, including $991,000 related to BUI, $880,000 related to Strathmore and $603,000 related to Danville. The purchase of the Brewster's trademark and other rights required $171,000 in fiscal 1996.

Financing activities provided a total of $3,261,000 during fiscal 1997. In April 1997, the Company completed the sale of 87,710 shares of $25.00 Preferred Stock in a private placement to qualified investors, netting approximately $2 million after placement agent commissions and fees. Additionally, in April 1997, the company entered into a $2 million secured line of credit agreement (the "Credit Facility") with a bank expiring in December 1998. Maximum borrowing under the Credit Facility is limited to a borrowing base of 80% of accounts receivable under 90 days and 40% of equipment costs. Interest is payable monthly at prime plus 1% (9.5% at November 30, 1997) with principal due upon maturity at December 31, 1998. In July 1997, the Company borrowed $356,000 on its Credit Facility to retire debt and other borrowings assumed in connection with the MFM acquisition. At November 30, 1997, the Company had $1,676,000 outstanding against the Credit Facility.

The Credit Facility is secured by substantially all of the assets of the Company and requires, among other things, that the Company maintain minimum net worth of $8 million and a compensating cash balance of $250,000. In February 1998, the Company fell below the compensating cash balance requirement and obtained a waiver from the bank to lower the requirement to $150,000 for 60 days expiring April 25, 1998. Management has implemented a plan to increase the cash balances and to remain within compliance of the compensating cash provision of the Credit Facility. This plan includes improvements in cash flow associated with store closures, proceeds from the sale of stores or other assets, reduction of general and administrative expenses, increased collection efforts and potential debt or equity investments by significant shareholders. Management believes these efforts will be sufficient to ensure compliance with the compensating cash balance covenants by April 25, 1998 and for the remainder of the fiscal year.

Financing activities provided a total of $837,000 in 1996, due principally to the exercise in January of the underwriter's over-allotment option from the Company's initial public offering which provided the Company $882,000 after expenses. This amount was reduced by the repayment of long-term obligations during the year of $36,000.

The Company has implemented a strategy which includes closing under-performing Company-owned units, the sale of equipment and fixtures located at these units to its franchisees or to third parties, and the sale of other Company-owned units located in certain geographic markets to franchisees. This action is anticipated to improve profitability and cash flow from the remaining Company-owned units and to generate working capital. The Company believes that improved cash flow from existing operations, the remaining availability on its credit facility, increased collection efforts and the sale of certain assets will be sufficient to fulfill its working capital requirements for the foreseeable future.

Consolidated Financial Statements

                      BAB Holdings, Inc.

            Years ended November 30, 1997 and 1996
             with Report of Independent Auditors

                     BAB Holdings, Inc.

              Consolidated Financial Statements

            Years ended November 30, 1997 and 1996



                         Contents

   Report of Independent Auditors

   Consolidated Financial Statements
      Consolidated Balance Sheets
      Consolidated Statements of Operations
      Consolidated Statements of Shareholders' Equity
      Consolidated Statements of Cash Flows
      Notes to Consolidated Financial Statements

Report of Independent Auditors

The Shareholders and Board of Directors
BAB Holdings, Inc.

We have audited the accompanying consolidated balance sheets of BAB Holdings, Inc. as of November 30, 1997 and 1996, and the related consolidated statements of operations, shareholders' equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of BAB Holdings, Inc. at November 30, 1997 and
1996, and the consolidated results of its operations and its cash flows for the years then ended, in conformity with generally accepted accounting principles.




/s/ ERNST & YOUNG LLP
    Chicago, Illinois
    February 27, 1998

                               BAB Holdings, Inc.

                           Consolidated Balance Sheets


                                                        NOVEMBER 30
                                                      1997          1996
                                                -----------   -----------
ASSETS
Current assets:
Cash and cash equivalents,
  including restricted cash of
  $276,678 and $149,232, respectively           $   389,896   $ 2,163,293
Trade accounts receivable, net of allowance
  for doubtful accounts of $217,000
  and $30,000, respectively                         988,992       471,303
National Marketing Fund contributions
  receivable                                        382,432        96,121
Inventories                                         344,424       103,314
Notes receivable                                    203,230       556,143
Amounts due from affiliate                               -         36,347
Deferred franchise costs                             76,805        43,576
Assets held for sale                                170,500             -
Prepaid expenses and other current assets           422,913       216,176
                                                -----------   -----------
Total current assets                              2,979,192     3,686,273

Property, plant, and equipment:
Leasehold improvements                            2,690,940     1,064,648
Furniture and fixtures                              686,542       435,277
Equipment                                         2,513,289     1,335,719
Construction in progress                             80,830       997,383
                                                -----------   -----------
                                                  5,971,601     3,833,027
Less:  Accumulated depreciation                     882,693       299,315
                                                -----------   -----------
                                                  5,088,908     3,533,712

Notes receivable                                    785,065       288,184
Patents, trademarks, and copyrights,
  net of accumulated amortization
  of $56,025 and $21,752, respectively              527,140       545,177
Goodwill, net of accumulated amortization
  of $101,629 and $27,924, respectively           2,599,393     2,511,295
Franchise contract rights, net of
  accumulated amortization of $60,442             2,011,842            -
Other assets, net of accumulated amortization
  of $424,855 and $147,090, respectively            635,706       583,346
                                                -----------   -----------
                                                $14,627,246   $11,147,987
                                                ===========   ===========

SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.


                                                     NOVEMBER 30
                                                 1997           1996
                                             ------------    ------------
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable                             $  1,603,661    $  1,056,548
Accrued liabilities                               768,977         228,947
Reserve for closed store expenses                 504,203              -
Accrued professional and other services           227,895         289,567
Unexpended National Marketing Fund
  contributions                                   522,722         145,383
Current portion of long-term debt                  26,143           6,375
Deferred franchise fee revenue                    642,000         624,400
                                             ------------    ------------
Total current liabilities                       4,295,601       2,351,220

Long-term debt, less current portion            1,676,895           1,758

Shareholders' equity:
Common stock, no par value; 20,000,000
  shares authorized,7,981,630 shares and
  7,413,069 shares issued, respectively,
  and 7,711,630 and 7,143,069
  outstanding, respectively                    10,908,062      9,218,522
Preferred stock, $0.01 par value; 3,880,000
  shares and 4,000,000 shares authorized,
  respectively, and no shares issued
  and outstanding                                      -              -
Series A Preferred stock, $25.00 par value,
  120,000 shares authorized, 78,710 shares
  issued and outstanding                        1,862,035             -
Treasury stock at cost, 270,000 shares            (17,500)       (17,500)
Additional paid-in capital                      1,368,619      1,010,167
Accumulated deficit                            (5,466,466)    (1,416,180)
                                             ------------    ------------
Total shareholders' equity                      8,654,750       8,795,009
                                             ------------    ------------
                                             $ 14,627,246    $ 11,147,987
                                             ============    ============

SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

                               BAB Holdings, Inc.

                      Consolidated Statements of Operations


                                              YEAR ENDED NOVEMBER 30
                                                1997           1996
                                            -----------    -----------
REVENUES
Net sales by Company-owned stores            $ 9,846,020    $ 3,484,319
Royalty fees from franchised stores            2,367,220      1,402,839
Franchise and area development fees            1,005,545      1,023,331
Licensing fees and other income                  947,658        413,109
                                             -----------    -----------
                                              14,166,443      6,323,598

OPERATING COSTS AND EXPENSES
Food, beverage, and paper costs                3,309,504      1,221,826
Store payroll and other operating expenses     5,859,322      1,753,397
Provision for impairments and store closures   1,836,981             -
Costs of uncompleted business acquisition             -         650,922
Selling, general, and administrative expenses:
   Payroll-related expenses                    2,058,644      1,337,587
   Advertising and promotion                     603,373        365,387
   Professional service fees                     514,319        373,614
   Franchise-related expenses                    232,964        157,990
   Depreciation and amortization               1,490,329        379,266
   Other                                       1,666,659        704,228
                                             -----------    -----------
                                               6,566,288      3,318,072
                                             -----------    -----------
                                              17,572,095      6,944,217
                                             -----------    -----------
Loss from operations                          (3,405,652)      (620,619)
Interest income                                   74,513        316,855
Interest expense                                 (74,651)        (4,530)
Other income (expense)                             3,701        (12,550)
                                             -----------    -----------
Net loss                                      (3,402,089)      (320,844)
Preferred stock dividends accumulated           (648,197)            -
                                             -----------    -----------
Net loss attributable to common
  shareholders                               $(4,050,286)    $ (320,844)
                                             ===========    ===========

Loss per share                               $     (0.55)   $     (0.04)
                                             ===========    ===========
Fully diluted loss per share                 $     (0.53)   $     (0.04)
                                             ===========    ===========


SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.



                            BAB Holdings, Inc.

              Consolidated Statements of Shareholders' Equity


                                             SERIES A
                         COMMON STOCK     PREFERRED STOCK   TREASURY STOCK
                        SHARES   AMOUNT   SHARES  AMOUNT   SHARES     AMOUNT
                        ---------------   ---------------- --------- -------
Balance as of
  November 30, 1995  6,772,038  $7,903,183    --   $    --  (270,000) $(17,500)
Bond payable
  conversion            75,060     190,989    --        --        --        --
Issuance of common
  stock                382,500     882,350    --        --        --        --
Cashless exercise of
  investor warrant     133,471          --    --        --        --        --
Issuance of common
  stock in
  acquisitions          50,000     242,000    --        --        --        --
Issuance of
  stock options
  in acquisitions           --          --    --        --        --        --
Net loss                    --          --    --        --        --        --
                   -----------  ----------  ----  ---------  --------  -------
Balance as of
  November 30, 1996  7,413,069   9,218,522     --       --   (270,000)  (17,500)
Issuance of common
  stock in
  acquisitions         458,219   1,441,355      --       --       --        --
Termination of options
  issued in connection
  with acquisition          --          --      --       --       --        --
Issuance of
  preferred stock           --          --  87,710 1,558,519      --        --
Issuance of warrants        --          --      --        --      --        --
Preferred dividend
  accumulated               --          --      --   510,668      --        --
Conversion of
  preferred to
  common stock         110,342     248,185  (9,000) (207,152)     --        --
Net loss                    --         --       --        --      --        --
                    ----------  ----------  ------ ----------  ------   ------
Balance as of
  November 30, 1997  7,981,630 $10,908,062  78,710 $1,862,035 (270,000)$(17,500)
                    ========== ===========  ====== ========== ========  =======

                       (WIDE TABLE CONTINUED FROM ABOVE)


                                   ADDITIONAL
                                    PAID-IN      ACCUMULATED
                                    CAPITAL        DEFICIT         TOTAL
                                  -----------    -----------    -----------
Balance as of November 30, 1995    $       --    $(1,095,336)    $6,790,347
Bond payable conversion                    --             --        190,989
Issuance of common stock                   --             --        882,350
Cashless exercise of investor
   warrant                                 --             --             --
Issuance of common stock in
   acquisitions                            --             --        242,000
Issuance of stock options in
   acquisitions                     1,010,167             --      1,010,167
Net loss                                   --       (320,844)      (320,844)
                                  -----------    -----------    -----------
Balance as of November 30, 1996     1,010,167     (1,416,180)     8,795,009
Issuance of common stock
   in acquisitions                         --             --      1,441,355
Termination of options issued
   in connection with
   acquisition                       (125,000)            --       (125,000)
Issuance of preferred stock           386,956             --      1,945,475
Issuance of warrants                  137,529       (137,529)            --
Preferred dividends accumulated            --       (510,668)            --
Conversion of preferred to
   common stock                       (41,033)            --             --
Net loss                                   --     (3,402,089)    (3,402,089)
                                  -----------    -----------    -----------
Balance as of November 30, 1997    $1,368,619   $(5,466,466)   $ 8,654,750
                                  ===========    ===========    ===========

SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

                               BAB Holdings, Inc.

                      Consolidated Statements of Cash Flows


                                                       YEAR ENDED NOVEMBER 30
                                                          1997         1996
                                                      -----------   ---------
OPERATING ACTIVITIES
Net loss                                              $(3,402,089)  $(320,844)
Adjustments to reconcile net loss to net cash
 (used for) provided by operating activities:
     Depreciation and amortization                      1,490,329     379,266
     Provision for impairment and closure               1,836,981           -
     Deferred preopening store cost                      (240,927)   (142,867)
     Other                                                      -      11,045
     Changes in operating assets and liabilities:
         Trade accounts receivable                       (432,604)   (447,293)
         National Marketing Fund contributions
            receivable                                   (245,779)    (69,326)
         Inventories                                     (211,614)     (7,926)
         Deferred franchise costs                         (21,319)    (18,338)
         Notes receivable                                (138,632)     (3,682)
         Prepaid expenses and other assets               (215,653)   (180,623)
         Amounts due from affiliate                       (88,653)    (18,321)
         Accounts payable                                 176,318     672,083
         Accrued professional and other services         (178,331)    184,567
         Accrued liabilities                               75,157     121,411
         Unexpended National Marketing Fund
           franchisee contributions                       358,840      87,820
         Deferred franchise fee revenue                    17,600    (178,100)
                                                       ----------    ---------
Net cash (used for) provided by
   operating activities                                (1,220,376)     68,872


SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

                               BAB Holdings, Inc.

                Consolidated Statements of Cash Flows (continued)


                                                      YEAR ENDED NOVEMBER 30
                                                       1997           1996
                                                   ------------   ------------
INVESTING ACTIVITIES
Purchases of property, plant and equipment          $(3,679,705) $(2,512,472)
Sale of property, plant and equipment                    57,400            -
Purchase of Bagels Unlimited                                  -     (990,874)
Purchase of Strathmore                                        -     (879,566)
Purchase of Danville                                          -     (602,988)
Purchase of MFM                                        (115,551)           -
Purchase of trademarks                                  (16,236)    (171,396)
Purchases of other assets                              (120,000)    (143,765)
Loan disbursements                                      (74,201)  (1,254,196)
Loan repayments                                          77,748      183,578
Other                                                    56,440      (50,171)
                                                    -----------  -----------
Net cash used for investing activities               (3,814,105)  (6,421,850)

FINANCING ACTIVITIES
Proceeds from issuance of preferred stock             2,192,750            -
Payment of preferred stock issuance costs              (247,275)           -
Proceeds from issuance of common stock                        -    1,020,000
Payment of common stock issuance costs                        -     (137,650)
Borrowing on line of credit                           1,675,975            -
Debt repayments                                        (364,037)     (35,928)
Other                                                     3,671       (9,160)
                                                    -----------  -----------
Net cash provided by financing activities             3,261,084      837,262
                                                    -----------  -----------
Net decrease in cash and cash equivalents            (1,773,397)  (5,515,716)
Cash and cash equivalents at beginning of year        2,163,293    7,679,009
                                                    -----------  -----------
Cash and cash equivalents  at end of year            $  389,896  $ 2,163,293
                                                    ===========  ===========


SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                           BAB Holdings, Inc.

               Notes to Consolidated Financial Statements


1.  Basis of Presentation

BAB Holdings, Inc. (the Company) is an Illinois Corporation incorporated on November 25, 1992. The Company has four wholly owned subsidiaries, BAB Operations, Inc. (Operations), BAB Systems, Inc. (Systems), Brewster's Franchise Corporation (BFC), and My Favorite Muffin Too, Inc. (MFM). Systems was incorporated on December 2, 1992, and was primarily established to franchise "Big Apple Bagels" specialty bagel retail stores. Systems has a wholly owned subsidiary, Systems Investments, Inc. (Investments), which was created to operate the first Company-owned Big Apple Bagels store, which, until December 1995, also operated as the franchise training facility. Investments also owned a 50% interest in a joint venture which operated a franchise satellite store. During fiscal 1997, the stores operated by Investments and by the joint venture were sold and are currently operating as franchised stores. Operations was formed on August 30, 1995, primarily to operate Company-owned stores, currently, "Big Apple Bagel" and "Brewster's Coffee" concept stores, including one which currently serves as the franchise training facility. BFC was established on February 15, 1996, to franchise "Brewster's Coffee" concept coffee stores. MFM, a New Jersey Corporation, was acquired on May 13, 1997. MFM franchises and operates Company-owned "My Favorite Muffin" concept muffin stores.


2.  Summary of Significant Accounting Policies

Principles of Consolidation

The consolidated financial statements include the accounts of the Company and its direct and indirect wholly owned subsidiaries. All intercompany accounts and transactions have been eliminated in consolidation. The joint venture was accounted for using the equity method.

Cash Equivalents

The Company classifies as cash equivalents all highly liquid investments, primarily composed of money market mutual funds, certificates of deposit, and government agency notes, which are convertible to a known amount of cash and carry an insignificant risk of change in value.

Inventories

Inventories are valued at the lower of cost, determined on a first in, first out (FIFO) basis, or market.

Leasehold Improvements and Equipment

Leasehold improvements and equipment are stated at cost, less accumulated depreciation. Depreciation is calculated on the straight-line method over the estimated useful lives of the assets. Estimated useful lives for the purposes of depreciation are: leasehold improvements - ten years or term of lease if less; machinery, equipment and fixtures - five to seven years.

Intangible Assets

The Company's intangible assets consist primarily of patents, trademarks, and copyrights, organization costs, contract rights, noncompetition agreements, and goodwill. Organization costs are primarily incorporation fees and legal fees associated with initial Uniform Franchise Offering Circulars related to operations and are being amortized over five years. Patents, trademarks, and copyrights are being amortized over 17 years. Franchise contract rights acquired in the MFM acquisition are amortized over 20 years. Contract rights allocated to license agreements assumed by the Company in the acquisition of Strathmore Bagels Franchise Corporation are being amortized over
8.5 years, the remaining life of the contract. Noncompetition agreements are amortized over the term of the agreements, which is six years. Goodwill recorded as a result of acquisitions described in Note 10 is being amortized over 40 years. Amortization expense recorded in the accompanying consolidated statements of operations for the years ended November 30, 1997 and 1996 was $549,640 and $164,956, respectively.

Stock Options

The Company uses the intrinsic method to account for stock options granted for employees and directors. No compensation expense is recognized for stock options because the exercise price of the option is at least equal to the market price of the underlying stock on the grant date. Stock options granted as consideration in purchase acquisitions during 1996 have been recorded as an addition to additional paid-in capital in the accompanying balance sheet based on the fair value of such options on the date of the acquisition.

Deferred Franchise Fee Revenues and Costs

The Company recognizes franchise fee revenue upon the opening of a franchise store. Direct costs associated with the franchise sales are deferred until the franchise fee revenue is recognized. These costs include site approval, construction approval, commissions, blueprints, purchase of cash registers, and training costs.

Area development agreement revenue is recognized on a pro rata basis as each store covered by the agreement opens. At the termination of an agreement, any remaining deferred franchise and area development agreement revenue is recognized as such amounts are not refundable.

In addition to Company-operated and franchised stores, the Company acts as licensor of "Big Apple Bagels" units owned and operated primarily by Host Marriott Services (Host Marriott). Included below in "licensed units" are these units located primarily in airport and travel plazas. In fiscal 1997, the Company opened additional units pursuant to other licensing arrangements. The Company derives a licensing fee from certain sales at these units as well as a sales commission from the sale of par-baked bagels to these units by a third-party commercial bakery.

Stores which have been opened and unopened stores for which an agreement has been executed and franchise at November 30, 1997 or area development fees collected are as follows (excludes 6
Company-owned stores at November 30, 1997 which were closed subsequent to year end (see Note 11)):

                                          November 30
                                         1997     1996
                                         ----     ----
   Stores opened:
      Company-owned                        28       15
      Franchisee-owned                    182       99
      Licensed                             47       35
                                         ----     ----
                                          257      149
   Unopened stores:
      Franchise agreement                  25       26
      Area development agreement           28       39
                                         ----     ----
                                           53       65
                                         ----     ----
                                          310      214
                                         ====     ====

Advertising Costs

The Company expenses advertising costs as incurred. Advertising expense was $339,496 and $179,659 in 1997 and 1996, respectively.
Included in advertising expense was $55,733 and $41,928 in 1997 and 1996, respectively, related to the Company's franchise operations.

Net Loss Attributable to Common Share

All share information presented has been adjusted for the three-for-two stock split effected in the form of a 50% dividend which occurred in April 1996. The primary calculation of net loss attributable to common share is based on the net loss attributable to common shareholders and the weighted-average number of common shares outstanding during the period. The primary calculation of net loss attributable to common share does not include the convertible preferred stock, because they are not common stock equivalents. The fully diluted calculation of net loss attributable to common share assumes conversion at the beginning of the period of any convertible security converted during the period. Accordingly, the net loss attributable to common shareholders was adjusted for preferred dividends accumulated on securities converted during the period.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Reclassification

Certain 1996 amounts have been reclassified to reflect 1997 presentation.

New Accounting Pronouncement

The Financial Accounting Standards Board has issued Statement of Financial Accounting Standard No. 128 "Earnings Per Share" (the Standard), which is required to be adopted in both interim and annual financial statements for periods ending December 15, 1997. At that time, the Company will be required to change the method presently used to compute earnings per share and to restate all prior period amounts. The Standard replaced primary and fully diluted earnings per share with basic and diluted earnings per share. The impact of the Standard is not expected to be material.


3.  Restricted Cash

Systems is required by certain states to maintain franchise and area development fees in escrow accounts until the related franchise stores commence operations. At November 30, 1997 and November 30, 1996, these accounts totaled $20,000 and $63,500, respectively.

Systems established the National Marketing Fund (Fund) during 1994. Both franchised and Company-owned Big Apple Bagels stores are required to contribute to the Fund based on their net sales and in turn are reimbursed for a portion of media advertising placed in their local markets up to a maximum equal to the amount they contributed. At November 30, 1997 and 1996, the Fund's cash balance was $256,678 and $85,732, respectively.

Both franchised and Company-owned MFM stores are required to contribute to the MFM National Marketing Fund (MFM Fund) based on their net sales. These monies are then used in the production and creation of advertising materials and Media placement. At November 30, 1997, the MFM Fund's cash balance was $8,764.


4.  Income Taxes

There were no provisions for income taxes during the years ended November 30, 1997 and 1996, due to net operating losses incurred during those periods. The reconciliation of the income tax benefit computed at the federal statutory rate of 34% and the provision for income taxes is as follows:

                                         Year ended November 30
                                            1997         1996
                                        -----------   ---------
Income tax benefit computed at
  federal statutory rate                $(1,156,710) $ (109,087)
State income tax benefit, net
  of federal tax benefit                   (163,913)    (15,458)
Permanent differences on debt
  financing obtained                         (1,748)     (1,748)
Other permanent differences                  22,584       1,046
Valuation allowance against
  net deferred tax asset                  1,299,787     125,247
                                         ----------   ---------
Provision for income taxes               $        -  $        -
                                         ==========   =========

There was no current income tax expense for the years ended November 30, 1997 and 1996, due to the Company incurring net operating losses for tax purposes during each of those two years. No deferred taxes have been reflected in the consolidated statements of operations because the Company has fully reserved the tax benefit of net deductible temporary differences and operating loss carryforwards due to the fact that the likelihood of realization of the tax benefits cannot be established. The Company did not pay any income taxes during the years ended November 30, 1997 and 1996.

Deferred tax assets (liabilities) are as follows:

                                                November 30
                                              1997        1996
                                           ----------  --------
Franchise fee revenue                      $  216,615  $ 249,760
Net operating loss carryforwards            1,617,089    350,464
Franchise costs                                32,102     74,979
National Marketing Fund net contributions      99,638     19,664
Allowance for uncollectible accounts          108,392      4,000
Depreciation                                 (171,017)   (94,741)
Start-up costs                                (17,807)   (21,092)
Other                                          (2,085)       106
                                            ---------   --------
                                            1,882,927    583,140
Valuation allowance                        (1,882,927)  (583,140)
                                            ---------    -------
                                            $       -    $     -
                                            =========    =======

At November 30, 1997, the Company has cumulative net operating loss carryforwards expiring between 2008 and 2012 for U.S. federal income tax purposes of approximately $4,166,000. The net operating loss carryforwards are subject to limitation in any given year as a result of the Company's initial public offering (see Note 8) and may be further limited if certain other events occur.

5.  Long-Term Obligations

Long-term debt consisted of the following:

                                                 November 30
                                              1997         1996
                                            --------     --------
Secured line of credit payable to
   bank, due December 31, 1998,
   at an interest rate of prime
   plus 1%                                $1,657,975    $       -
Capital lease obligations,
   various rates                              31,220            -
Unsecured note payable, principal
   payments due monthly at an
   interest rate of 10%                       13,843            -
Other                                              -        8,133
                                           ---------    ---------
                                           1,703,038        8,133
Less:  Current portion                        26,143        6,375
                                           ---------    ---------
Long-term debt, net of current portion    $1,676,895    $   1,758
                                           =========    =========

The Company has a secured $2 million line of credit facility with a bank which expires December 31, 1998. Maximum borrowing under the line is limited to 80% of accounts receivable under 90 days and 40% of equipment and furniture and fixtures. Interest is payable monthly at prime plus 1% (9.5% at November 30, 1997), with principal due upon maturity at December 31, 1998. In July 1997, the Company borrowed approximately $330,000 on the line of credit to repay debt plus accrued interest acquired in the MFM acquisition (see Note 10). At November 30, 1997, the Company had borrowed $1,657,975 on the line of credit.

The line of credit is secured by substantially all of the assets of the Company and requires, among other things, that the Company maintain minimum net worth of $8 million and a compensating cash balance of $250,000. In February 1998, the Company fell below the compensating cash balance requirement and obtained a waiver from the bank to lower the requirement to $150,000 for 60 days expiring April 25, 1998. Management has implemented a plan to increase the cash balances and to remain within compliance of the compensating cash provision of the line of credit.
This plan includes improvements in cash flow associated with the store closures (see Note 11), proceeds from the sale of stores or other assets, reduce general and administrative expenses, increase collection efforts and potential debt or equity investments by significant shareholders. Management believes that these efforts will be sufficient to ensure compliance with the compensating cash balance covenant by April 25, 1998 and for the remainder of the fiscal year.

In fiscal 1996, the Company had outstanding 8% unsecured convertible bonds due July 1, 2002. The bonds were convertible into shares of common stock at the conversion ratio of one share for every $2.67 of principal outstanding. Among other terms of the issue, the Company had the option of calling outstanding bonds at any time during the term, subject to certain redemption notice requirements. On December 29, 1995, the Company notified the remaining bondholders of its intent to redeem the outstanding principal balance of the issue. Bondholders representing $200,160 of principal elected to convert their interests to common stock pursuant to the terms of bonds, resulting in the issuance of 75,060 shares of common stock. The remaining outstanding principal was retired by the payment by the Company of approximately $31,000 to bondholders in February 1996.

As of November 30, 1997, annual maturities on long-term obligations are due as follows: $26,143 in 1998, $1,666,941 in 1999 and $9,954 in 2000. Interest paid for the years ended
November 30, 1997 and 1996, was $55,188 and $4,530, respectively.

In February 1997, Systems entered into an agreement with a finance company to provide financing to qualifying franchisees for the purpose of adding second or subsequent units. The program is administered by the finance company; however, Systems has the final right of approval over individual applicants. Systems has provided a guarantee of borrowings up to a maximum of 10% of the total amount financed in each 12-month period under the program. As of November 30, 1997, $438,000 has been advanced to franchisees under this program.


6.  Lease Commitments

The Company rents its office and Company-owned store facilities under leases which require it to pay real estate taxes, insurance, and general repairs and maintenance on these leased facilities. Rent expense for the years ended November 30, 1997 and 1996, was $955,693 including contingent rental expense of $26,600 less sublease income of $46,109 and $230,480, respectively. At November 30, 1997, future minimum annual rental commitments under leases, net of sublease income of $126,554 in 1998, $138,059 in 1999, $119,817 in 2000 and $61,338 in 2001 are
as follows:

                  1998            $  962,254
                  1999               977,248
                  2000               825,526
                  2001               676,609
                  2002               405,431
                  Thereafter         907,833
                                   ---------
                                  $4,754,901
                                   =========

7.  Noncash Transactions

During 1996, the Company converted $190,989 of bonds, net of bond issue costs, to shares of common stock (see Note 5).

On May 1, 1996, the Company issued 50,000 shares of common stock and an option to purchase 100,000 additional shares of common stock valued, in total, at approximately $392,000 and canceled notes and other receivables totaling approximately $145,000 as a portion of consideration of the purchase of several bagel stores owned and operated by a franchisee (see Notes 8 and 10).

On May 22, 1996, the Company issued an option to purchase 625,000 shares of common stock valued at $860,000 in connection with the purchase of various contract rights related to licensed units owned and operated by Host Marriott (see Notes 8 and 10).

On October 18, 1996, the Company canceled notes and other receivables totaling approximately $165,000 in connection with the purchase of all contract rights and other assets of BrewCorp
(formerly known as Brewster's Coffee Company, Inc.) in foreclosure proceedings.

In January 1997, the Company forgave notes and other receivables totaling approximately $486,000 from a franchisee, Just Bagels, Inc. ("JBI") and acquired three stores for conversion to Company-owed units (see Note 10).

In April 1997, the Company issued 25,611 shares of Common Stock valued at approximately $94,000, forgave royalties owed totaling approximately $42,000, and assumed liabilities of approximately
$36,000 in connection with the purchase of one franchised store.
In August 1997, this store was sold to a franchisee for approximately $235,000, consisting of two notes receivable from the purchaser, approximately $46,000 which was paid in October
1997 and approximately $189,000, due in monthly payments through August 2004, with interest at 8.5% (see Note 10).

In May 1997, the Company terminated an option to purchase 75,000 shares of Common Stock which had been originally issued in connection with the Strathmore acquisition (Note 10). The former owners of Strathmore had, in a separate transaction, assigned the rights to acquire 75,000 shares of the 625,000 total shares of Common Stock to Hawaiian Bagel Factory, Inc. ("HBF"). HBF entered into an option to purchase the master franchise rights of the State of Hawaii from Systems in exchange for the assignment of the option to purchase the Company's Common Stock, valued at $125,000, and a note receivable for $75,000 which is due and payable in 5 annual installments of principal and interest beginning May 1998 and which bears interest at 9% per annum.

In May 1997, Systems repurchased the franchise rights for the western provinces of Canada from the master franchisor in exchange for the discharge of a note receivable, plus interest accrued thereon, totaling approximately $165,000.

In May 1997, the Company acquired MFM by exchanging 432,608 shares of Common Stock plus cash for 150 shares of MFM common stock (see Note 10).


8.  Shareholders' Equity

On March 28, 1996, the Board of Directors declared a three-for-two stock split effected in the form of a 50% dividend payable to shareholders of record on April 12, 1996 and distributed on April 26, 1996. The terms of all outstanding options and warrants to purchase shares of common stock were adjusted accordingly. All share information has been adjusted to reflect the stock split.

On January 2, 1996, in connection with the Company's initial public offering of 2,500,000 shares of common stock which was completed on November 30, 1995, the Company sold an additional
382,500 shares of Common Stock at the public offering price of approximately $2.67 per share upon exercise in full of the underwriter's over-allotment option, for an aggregate of $1,020,000. Costs associated with the exercise of the over-allotment option totaled approximately $138,000 which included an underwriting discount of 9% of the offering amount, plus a nonaccountable expense allowance of 3%, and other expenses. The net proceeds to the Company were approximately $882,000.
Pursuant to the underwriting, the Company also sold to the underwriter, for nominal consideration, warrants to purchase
255,000 shares of the Company's common stock. The warrants are exerciseable between the first and fifth anniversary of the effective date of the initial public offering at $3.20 per share.

On May 1, 1996, in connection with the acquisition of Bagels
Unlimited, Inc., the Company issued 50,000 shares of common stock and an option to purchase an additional 100,000 shares of common stock. The option is exercisable for 5 years commencing on May 1, 1996, at a $4.00 per share price. The stock and option were valued at approximately $242,000 and $150,000, respectively.

On May 22, 1996, in connection with the acquisition of Strathmore
Bagels Franchise Corp., the Company issued an option to purchase
625,000 shares of Holdings' common stock, no par value, at an exercise price of $6.17 per share. The option is exercisable for 312,500 shares commencing on May 21, 1997, and for the remaining
312,500 shares commencing on May 21, 1998. The exercise period for the option ends on May 21, 1999. The option was valued at approximately $860,000. In fiscal 1997, the Company issued an option to purchase 6,000 shares of Common Stock as additional consideration at terms similar to the previously issued option.

On June 25, 1996, 133,471 shares of common stock were issued pursuant to a cashless exercise of a warrant. The warrant was originally issued on November 30, 1995 to an investor to purchase up to 144,041 shares of common stock exerciseable through September 1, 1996, at a price of $.67 per share. In connection with this exercise, the investor forfeited the option to purchase the remaining 10,570 shares covered by the warrant.

In April 1997, the Company completed the sale of 87,710 shares of $25.00 Series A Convertible Preferred Stock (the "Preferred
Stock") in a private placement to institutional investors. The
Preferred Stock carries an 8% annual dividend payable in cash or, at the option of the Company, in shares of common stock; provided that during a Conversion Suspension Period (defined below), dividends will accrue at a rate of 15% per annum. Dividends are payable only when shares are converted to shares of common stock.
The holders have no voting rights and have a liquidation preference of $25.00, plus accrued dividends, out of assets of the Company available for distribution to shareholders.

Commencing August 1, 1997 through July 31, 1999, subject to certain extensions, the shareholders may elect to convert each preferred stock share into common shares as determined by dividing the $25 purchase price by the lesser of $5.64 or 85% of the average closing bid price of the common stock for the 30 trading days immediately preceding the conversion date. In addition, if the Company engages in an underwritten public offering, for any holder who has given notice of participation in such offering, the conversion rate shall be 85% of the public offering price, if less than the amount calculated in the immediately preceding sentence.

A Conversion Suspension Period takes effect if the closing bid price of the common stock is less than $2.325 for 30 consecutive trading days. The Conversion Suspension Period continues until the first trading day thereafter that the closing bid price for the common stock has exceeded $2.325 for 30 consecutive trading days; provided, however, that a Conversion Suspension Period shall not continue for more than sixty (60) days in any period of 365 days. The Company is not required to recognize or accept any conversion of Preferred Stock during a Conversion Suspension
Period. During any Conversion Suspension Period, the Company, at its option, may redeem any or all of the Preferred Stock by payment to the holders of $28.75 per share, plus all accrued and unpaid dividends. The Company entered a Conversion Suspension Period during November 1997.

Preferred dividends in the amount of $648,197 accumulated during fiscal 1997, which includes $386,956 attributable to the 15% discount available to holders of the Preferred Stock in acquiring common stock upon ultimate conversion and $137,529 attributable to the value of two-year warrants issued to each preferred shareholder to purchase one share of common stock for each share of Preferred Stock.

During fiscal 1997, holders elected to convert 9,000 shares of Preferred Stock plus dividends accrued thereon were converted into 110,342 shares of common stock. In January 1998, 1,000 shares of Preferred Stock plus dividends accrued thereon were converted into 32,672 shares of common stock.

9. Stock Options Plans

On September 20, 1995, the Company adopted and received shareholder approval of the 1995 Long-Term Incentive and Stock
Option Plan (the Incentive Plan), which permits the issuance of options, stock appreciation rights, and restricted stock awards to employees and nonemployee officers, directors, and agents of the Company. The Incentive Plan reserves 570,000 shares of common stock for grant and provides that the term of each award be determined by the Board or a committee of the Board. Under the terms of the Incentive Plan, options granted may be either non-qualified or incentive stock options. Incentive stock options must be exercisable at not less than the fair market value of a share on the date of grant (110% of fair market value if the options is a 10% or greater shareholder) and may be granted only to employees. The Incentive Plan will terminate on September 19, 2005, unless terminated sooner by action of the Board.

Options are exercisable for a period of ten years from the respective exercise date. Options issued terminate immediately following an optionee's termination of employment or, in some circumstances, one to three months after termination or up to 12 months in the case of the death of the employee.

Additionally, on September 20, 1995, the Company adopted and received shareholder approval of the 1995 Outside Directors Stock
Option Plan (the Directors Plan), which permits the issuance of non-qualified options to non-employee members of the Board. The
Directors Plan reserves 30,000 shares of common stock for grant.
The Directors Plan provides for a grant of options to purchase
2,000 shares upon initial election to the Board and for annual grants thereafter, upon reelection, of options to purchase 1,000 shares.

Options granted are immediately exercisable for a period of 10 years from the date of grant at an exercise price per share equal to the fair market value of a share on the date of grant. Upon termination of the directorship, the options remain exercisable for periods of varying lengths based on the nature of the option and the reason for termination. The Directors Plan will terminate on September 19, 2005, unless terminated sooner by action of the Board.

Activity under the Incentive Plan and Directors Plan during the two years ended November 30, 1997 is as follows:



                                                      Weighted
                                    Number of      Average Option
                                      Shares       Price Per Share
                                    ----------    ---------------
Outstanding as of December 1, 1995     30,000           $2.67
Granted                               276,000           $6.54
Exercised                                   -             -
Canceled                               (9,000)          $2.67
Outstanding as of November 30, 1996   297,000           $6.27
Granted                                 4,000           $2.53
Exercised                                   -             -
Canceled                               (3,000)          $2.67
Outstanding as of November 30, 1997   298,000           $6.25


The Company has adopted the disclosure-only provisions of Financial Accounting Standards Board Statement No. 123 "Accounting and Disclosure of Stock-Based Compensation" ("SFAS No. 123".) Accordingly, no employee compensation expense has been recognized for the Incentive Plan or for the Directors Plan. Had employee compensation expense for the Company's plan been determined based on the fair value at the grant date for awards in fiscal years 1996 and 1997 consist with provisions of SFAS No. 123, the Company's net loss and net loss per share would have been as follows:

                                   	     Years ended November 30
                                            1997          1996
                                         -----------  ----------
Net loss attributable to
   common shareholders:
      As reported                        $(4,050,286) $(320,844)
      Pro forma                          $(4,388,032) $(596,836)
Loss per share:
      As reported                             $(0.55)    $(0.04)
      Pro forma                               $(0.59)    $(0.08)
Diluted loss per share:
      As reported                             $(0.53)    $(0.04)
      Pro forma                               $(0.58)    $(0.08)

The fair value of each option grant is estimated using the Black-Scholes option-pricing model with the following weighted average assumptions for 1997 and 1996: risk-free interest rates of 6.17%, dividend yield of 0.0%, expected volatility of .69 and a weighted average expected life of the option of 8.07 years.

Information on options outstanding under the Incentive Plan and the Directors Plan at November 30, 1997 is as follows:

                                                      Weighted
                                   Weighted Average    Average
        Range of      Number of       Remaining       Exercise
    Exercise Price     Options     Contractual Life    Price
    --------------     -------     -----------------  --------
    $2.31 - $2.75       22,000            8.13         $2.64
    $4.17 - $4.83       13,500            8.28         $4.39
    $6.37 - $7.01      262,500            6.21         $6.65


10.  Business Combinations

During 1997 and 1996, the Company completed several acquisitions which were all accounted for using the purchase method of accounting. On May 1, 1996, the Company acquired certain assets of Bagels Unlimited, Inc. (BUI), a franchisee of the Company which operated five Big Apple Bagels stores in southeastern Wisconsin, for a purchase price, including acquisition costs, of approximately $1,428,000. Additionally, the Company paid $100,000 to the former owners of BUI in exchange for noncompetition agreements. The acquired stores are currently operated as Company-owned Big Apple Bagels units.

On May 21, 1996, the Company acquired certain assets and contract rights of Strathmore Bagels Franchise Corporation (Strathmore) for a purchase price including acquisition costs of approximately $1,740,000, plus additional consideration based on future openings of units operated by Host Marriott Services Corporation (Host Marriott). In this acquisition, the Company acquired rights to a license agreement with Host Marriott which operated 34 units, contracts for each facility, and certain machinery and equipment. Additionally, as part of the acquisition, the Company entered into noncompetition agreements with the two former principals of Strathmore.

On October 7, 1996, the Company acquired certain assets of Danville Bagels, Inc. (Danville), a franchisee of the Company operating two Big Apple Bagels stores in northern California, for a purchase price of approximately $603,000. Additionally, as part of the acquisition, the Company entered into noncompetition agreements with the two former principals of Danville. The acquired stores are currently operated as Company-owned Big Apple Bagels units.

During 1997, the Company acquired and sold several stores.
Stores purchased are operated as Company-owned units for a period of time prior to the ultimate resale as a franchised unit.

In January 1997, the Company completed the acquisition of JBI and its affiliate, franchisees of the Company, operating a total of four stores in southern California. The total purchase price paid was $770,000, including $120,000 related to a noncompetition agreement with the former JBI owner. In October 1997, management closed one of the stores and closed the remaining three stores in January 1998. All of the long-lived assets associated with this purchase were considered impaired as of November 30, 1997. See Notes 7 and 11.

In May 1997, the Company acquired MFM. At the time of acquisition, MFM had 5 company-owned and 60 franchised units in operation and its 1996 revenues exceeded $2.7 million. The Company acquired MFM by exchanging 432,608 shares of the Company's Common Stock, restricted as to transfer until January 1, 1999, and $259,000 in cash in exchange for 150 shares of MFM stock. The Company assumed all assets, including approximately $143,000 in cash, and liabilities of MFM. The Company borrowed approximately $356,000 on its credit facility to repay MFM bank debt and other borrowings assumed in the acquisition.

On a pro forma basis, had the above acquisitions occurred at December 1, 1995, revenues for the fiscal years ended November 30, 1997 and 1996 would have been $15,421,000 and $11,985,000, respectively. Net loss for fiscal 1997 and 1996 would have been $3,500,000 and $616,000, respectively, or a net loss per share of $0.54 and $0.08, respectively.


11.  Impairment of Long-Lived Assets and Store Closures

The provision recorded of $1,836,981 consists of the following:

   Impairment of long-lived assets                $1,009,867
   Closed store operating leases and
      other store closing costs                      504,203
   Impairment of goodwill and other
      intangible assets associated
      with impaired long-lived assets                322,911
                                                   ---------
                                                  $1,836,981
                                                   =========

For purposes of determining impairment, management, in certain circumstances, groups long-lived assets on a geographic market or store level as appropriate. Such review included, among other criteria, management's estimate of future cash flows for the geographic market or store. If the estimated future cash flow (undiscounted and without interest charges) were not sufficient to recover the carrying value of the long-lived assets, including associated goodwill, of the market or store, such assets were determined to be impaired and were written down to fair value. Fair value was determined based on current market selling prices of such assets. Management judgment is inherent in the estimated fair value determinations and, accordingly, actual results could vary significantly from such estimates. The estimated fair value of impaired long-lived assets which total approximately $171,000 have been recorded as other current assets as of November 30, 1997.

The seven stores identified as impaired incurred operating losses of approximately $555,000 during the fiscal year ended November
30, 1997. One store was closed by year end and the remaining six stores were closed subsequent to year end.

The reserve for closed store expense includes an amount for the noncancelable operating lease payments after the expected closure date, net of estimated sublease income.


12.  Costs of Uncompleted Acquisition

On September 4, 1996, the Company signed an agreement to acquire certain assets and assume certain liabilities of the two companies which represent the operations of The Chesapeake Bagel Bakery (Chesapeake), a franchisor and operator of Chesapeake Bagel Bakery concept specialty bagel stores. The agreement was subject to certain closing conditions including the Company obtaining funding for the acquisition by December 31, 1996. At that date, the Company was unable to complete a public offering of its common stock necessary to close the transaction on terms agreeable to management. The Company's costs incurred in acquisition-related and equity offering-related activities have been expensed during fiscal 1996 in the accompanying consolidated statement of operations under the caption "costs of uncompleted business acquisition."


13.  Disclosures About Fair Value of Financial Instruments

The Company evaluates its various financial instruments based on current market interest, rates relative to stated interest rates, length to maturity, and the existence of a readily determinable market price. Based on the Company's analysis, the fair value of financial instruments recorded on the consolidated balance sheet at November 30, 1997, approximate their carrying value.


                      -----------------
PROXY                                                     PROXY
                      BAB HOLDINGS, INC.
           This Proxy is Solicited on Behalf of the
                      Board of Directors

The undersigned, having received the Notice of Annual Meeting and Proxy Statement dated March 25, 1998, hereby appoints each of Michael W. Evans and Michael K. Murtaugh as proxy, with full power of substitution, to vote all the shares of Common Stock which the undersigned would be entitled to vote if personally present at the Annual Meeting of Shareholders of BAB Holdings, Inc. (the "Company") to be held on Tuesday, April 28, 1998 at 10:00 a.m. at the Rosemont Convention Center, 5555 N. River Road, Rosemont, IL 60018, or at any adjournment thereof, upon any and all matters which may properly be brought before the meeting or adjournment thereof, hereby revoking all former proxies.

     PLEASE PROMPTLY COMPLETE, DATE, SIGN AND RETURN THIS PROXY
               IN THE ENCLOSED POSTAGE-PAID ENVELOPE

     (Continued and to be completed and signed on reverse side.)

                       -----------------
                       BAB HOLDINGS, INC.

1.  Election of Directors duly nominated.
    Nominees:  Michael W. Evans, Michael    For  Withhold  For All
    K. Murtaugh, David L. Epstein and       All     All    Except
    Cynthia A. Vahlkamp                     [ ]     [ ]     [ ]

        _________________
        Nominee exception

2.  Ratification of Ernst & Young LLP as
    the independent auditors of the
    Company for the year ended November     For   Against  Abstain
    30, 1998.                               [ ]     [ ]      [ ]

3.  The authority to vote, in his
    discretion, on all other business       Authority   Authority
    that may properly come before the        Granted    Withheld
    meeting.                                   [ ]         [ ]

This proxy when properly executed will be voted the manner directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted for each nominee, for the adoption of proposal 2, and in the discretion of the proxy holder on such other business as may properly come before the meeting.

    Dated: ___________________, 1998

    Signature(s)____________________
    ________________________________

Please sign exactly as your name appears on this card. When shares are held by joint tenants, both should sign. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by an authorized person.